EXHIBIT 2

                            TRIBAND ENTERPRISE CORP.
                                 (the "Company")




Vancouver, BC October 28, 2003.                         TSX Venture Symbol "TRD"
FOR IMMEDIATE RELEASE



NON-BROKERED PRIVATE PLACEMENT

The Company announces that it will issue 500,000 units at a price of $0.075 by way of a private placement. The units will consist of one common share and once common share purchase warrant exercisable into common shares at a price of $0.105 per share. The warrants will be exercisable for a period of two years from the date of closing. The issue price is based on the closing price of October 27th, 2003, less the applicable discount to the market price.

Proceeds of the private placement will be used for property payments and for working capital.

Management will subscribe for 400,000 of the issued units.

ON BEHALF OF THE BOARD

"Gary Freeman"
President


THE TSX Venture Exchange HAS NEITHER APPROVED NOR DISAPPROVED THE CONTENT OF THIS NEWS RELEASE

For further information, please contact Gary Freeman, President, (604) 331-0096 www.triband-enterprise.com